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                                                                    EXHIBIT 99.1


                    [AMERICA SERVICE GROUP, INC. LETTERHEAD]

                                  NEWS RELEASE


CONTACT:  MICHAEL CATALANO                        MICHAEL W. TAYLOR
          CHAIRMAN, PRESIDENT AND                 SENIOR VICE PRESIDENT AND
          CHIEF EXECUTIVE OFFICER                   CHIEF FINANCIAL OFFICER
          (615) 373-3100                          (615) 373-3100


             AMERICA SERVICE GROUP ANNOUNCES MANAGEMENT REALIGNMENT

BRENTWOOD, Tennessee (January 28, 2005) - America Service Group Inc. (NASDAQ:ASGR) announced today that Richard D. Wright has resigned from his management position as vice chairman of operations, effective March 31, 2005, and will return to his role as a non-management member of the Company's Board of Directors. Trey Hartman, currently executive vice president of the Company and chief operating officer of Prison Health Services, Inc. (PHS), the Company's wholly owned operating subsidiary, will assume responsibility for management of the Company's correctional healthcare services and the additional title of President of PHS.

"Dick became vice chairman of operations in 2001, during a challenging period for our Company and our industry," commented Michael Catalano, chairman, president and chief executive officer of the Company. "The Company's appreciation in value during Dick's tenure speaks for itself. He has restructured and recruited a strong operations team. Trey Hartman has already started to lead this group, and the Company will continue to benefit from Dick's experience and guidance as a Board member."

"The time I spent as part of the America Service Group management team has been an outstanding experience," commented Mr. Wright. "After being part of a team caring for those who are sick and in prison, I will be turning my focus to a variety of charitable activities, including my work on the Board of African Leadership, a Nashville-based Christian education and development organization working in 27 African countries."

America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.

This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company's beliefs and expectations of future performance, the effects of any stock split or the payments of dividends and may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements including, without limitation, risks related to the following: the Company's ability to retain existing client contracts and obtain new contracts; whether or not government agencies continue to privatize correctional healthcare services; increased competition for new contracts and renewals of existing contracts; the Company's ability to execute its expansion strategies; the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage; the outcome of pending litigation; and the Company's dependence on key personnel. A discussion of these important factors and assumptions regarding the statements and risks involved is contained in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.

                                     -END-